Exhibit 4.1

FIRST AMENDMENT

This FIRST AMENDMENT (“Amendment”) dated as of March 3, 2014 is by and among Pioneer Energy Services Corp. (f/k/a Pioneer Drilling Company), a Texas corporation (the “Borrower”), the Lenders party hereto, and Wells Fargo Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower, the lenders from time to time party thereto (the “Lenders”), and the Administrative Agent are parties to the Amended and Restated Credit Agreement dated as of June 30, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the parties hereto have agreed to make certain amendments to the Credit Agreement as provided for herein, subject to the conditions herein;

NOW THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

Section 1.    Defined Terms. Unless otherwise defined in this Amendment, each capitalized term used in this Amendment has the meaning given such term in the Credit Agreement, as amended by this Amendment.

Section 2.    Amendments to the Credit Agreement.

(a) The following definitions in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“2010 Notes” means the Senior Unsecured Notes issued by the Borrower pursuant to the Indenture dated as of March 11, 2010 (and any supplements thereto) in the aggregate original principal amount of $425,000,000 (together with notes of such series issued in substitution or exchange therefor; provided that the aggregate principal amount thereof is not increased).

“Senior Leverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) the difference between (i) the sum of (A) all indebtedness of the Borrower and its consolidated Restricted Subsidiaries as determined in accordance with GAAP as of such date of determination plus (B) without duplication, all direct or contingent obligations of the Borrower and its Restricted Subsidiaries arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments as of such date of determination plus (C) without duplication, all Guarantees of the Borrower and its Restricted Subsidiaries in respect of Debt of any other Person minus (ii) the sum of unsecured Debt or subordinated Debt, to (b) the EBITDA of the Borrower and its consolidated Restricted Subsidiaries for the twelve month period then ended; provided that, if any fiscal quarter end occurs during any Redemption Period, the principal amount of the Existing Notes to be refinanced with the proceeds of the New Notes shall be excluded from the calculation of the Senior Leverage Ratio for such fiscal quarter; provided that such Existing Notes shall have been repaid with the proceeds of such New Notes prior to the date that the financial statements for such fiscal quarter are required to be delivered pursuant to Section 5.2(a) or (b).

“Total Leverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) the sum of (i) all indebtedness of the Borrower and its consolidated Restricted Subsidiaries as determined in accordance with GAAP as of such date of determination plus (ii) without duplication, all direct or contingent obligations of the Borrower and its Restricted Subsidiaries arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments as of such date of determination plus (iii) without duplication, all Guarantees of the Borrower and its Restricted Subsidiaries in respect of Debt of any other Person to (b) EBITDA of the Borrower and its consolidated Restricted Subsidiaries for the twelve month period then ended; provided that, if any fiscal quarter end occurs during any Redemption Period, the principal amount of the Existing Notes to be refinanced with the proceeds of the New Notes shall be excluded from the calculation of the Total Leverage Ratio for such fiscal quarter; provided that such Existing Notes shall have been repaid with the proceeds of such New Notes prior to the date that the financial statements for such fiscal quarter are required to be delivered pursuant to Section 5.2(a) or (b).

(b) Section 1.1 of the Credit Agreement is hereby amended by adding the following new defined terms in their appropriate alphabetical order:

“Existing Notes” has the meaning set forth in Section 6.1.

“First Amendment Effective Date” means March 3, 2014.

“New Notes” has the meaning set forth in Section 6.1.

“Redemption Period” has the meaning set forth in Section 6.1.

(c)Section 2.5(c)(iii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(iii) The Borrower agrees to make a mandatory prepayment of the Advances by an amount equal to 75% of the Debt Incurrence Proceeds that the Borrower or any of its Restricted Subsidiaries (other than Global Holdings and its Subsidiaries) receives from each Debt Incurrence after the Effective Date within (x) sixty (60) days after the date of each such Debt Incurrence of New Notes or (y) thirty (30) days after the date of each such other Debt Incurrence; provided that, no such mandatory prepayment shall be required with respect to Debt Incurrence Proceeds of New Notes to the extent that such Debt Incurrence

Proceeds are actually applied within sixty (60) days after the date of such Debt Incurrence to refinance Existing Notes.

(d) Section 6.1 of the Credit Agreement is hereby amended by amending and restating clauses (o) and (p) thereof in their entirety as follows:

(o) unsecured or subordinated secured Debt of the Borrower and the Guarantors evidenced by bonds, debentures, notes or other similar instruments (including extensions, refinancings, refundings, replacements and renewals thereof subject to the last paragraph of this Section 6.1); provided that, (i) the scheduled maturity date of such Debt shall not be earlier than one year after the Maturity Date, (ii) such Debt shall not have any amortization or other requirement to purchase, redeem, retire, defease or otherwise make any payment in respect thereof, other than at scheduled maturity thereof and mandatory prepayments or mandatory redemptions or puts triggered upon change in control, sale of all or substantially all assets and certain asset sales, in each case which are customary with respect to such type of Debt, (iii) the aggregate amount of Debt outstanding at any time under Section 6.1(o) and Section 6.1(p) shall not exceed $675,000,000, (iv) the agreements and instruments governing such Debt shall not contain (A) (1) any financial maintenance covenants that are more restrictive than those in this Agreement, or (2) any other affirmative or negative covenants, defaults or events of default that are, taken as a whole, materially more restrictive than those set forth in this Agreement; provided that the inclusion of any covenant that is customary with respect to such type of Debt and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause (A), (B) any restriction on the ability of the Borrower or any of its Restricted Subsidiaries to amend, modify, restate or otherwise supplement this Agreement or the other Credit Documents, or (C)(1) any restrictions on the ability of any Subsidiary of the Borrower to guarantee the Obligations (as such Obligations may be extended, renewed, rearranged, increased, amended, supplemented or otherwise modified from time to time), provided that a requirement that any such Subsidiary also guarantee such Debt shall not be deemed to be a violation of this clause (C), (2) any restrictions on the ability of any Restricted Subsidiary or the Borrower to pledge assets as collateral security for the Obligations (as such Obligations may be extended, renewed, rearranged, increased, amended, supplemented or otherwise modified from time to time), or (3) any restrictions on the ability of any Restricted Subsidiary or the Borrower to incur Debt under this Agreement or any other Credit Document; provided that, any restriction as to the entry into any such guaranty or pledge of assets or incurrence of such Debt under this Agreement that is not materially more restrictive than those set forth in the agreements and instruments governing the 2010 Notes as in effect on the First Amendment Effective Date shall not be deemed to be a restriction for purposes of this clause (C), and (v) with respect to any such subordinated secured Debt, such Debt is otherwise on terms and conditions reasonably satisfactory to the Administrative Agent and the Majority Lenders; and

(p) unsecured Debt evidenced by the 2010 Notes and the 2010 Note Guaranties (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the last paragraph of this Section 6.1).

Any extensions, refinancings, refundings, replacements and renewals of Debt as permitted above in clauses (o) and (p) of this Section 6.1 shall be subject to the following additional conditions: (A) any such Debt is in an aggregate principal amount not greater than the aggregate principal amount of the Debt being renewed or refinanced, plus all accrued interest thereon, the amount of any premiums required to be paid thereon and all fees and expenses associated therewith and an amount equal to any unutilized active commitment under the Debt being renewed or refinanced, and (B) any such Debt which extends, refinances, refunds, replaces or renews Debt permitted under clause (p) above (and for the avoidance of doubt, any other Debt permitted under clause (o) above) must satisfy the specific requirements under clause (o). In connection with any incurrence of any new Debt permitted under Section 6.1(o) or Section 6.1(p) (“New Notes”) the proceeds of which are applied within sixty (60) days after the incurrence thereof (the “Redemption Period”) to refinance other outstanding Debt permitted under Section 6.1(o) or Section 6.1(p) (“Existing Notes”), during the Redemption Period the principal amount of the Existing Notes to be refinanced with the proceeds of the New Notes shall be excluded from the calculation of the dollar limit in Section 6.1(o).

(e) Section 6.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.5 Agreements Restricting Liens or Payments to Borrower. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement and the Security Documents) which in any way (a) prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations (other than agreements governing Debt permitted by Sections 6.1(c), 6.1(n), 6.1(o) and 6.1(p) to the extent such restrictions govern only the assets financed pursuant to or securing such Debt incurred pursuant to Sections 6.1(c), 6.1(n), 6.1(o) or 6.1(p)), (b) restricts any Restricted Subsidiary from paying Restricted Payments to the Borrower, or (c) requires the consent of or notice to other Persons in connection therewith, except (i) in connection with a Disposition permitted by Section 6.8 or (ii) customary restrictions contained in leases, subleases or licenses entered into in the ordinary course of business.

Section 3.    Conditions to Effectiveness. This Amendment shall become effective when the Administrative Agent shall have received duly executed counterparts of this Amendment executed by the Borrower, each Guarantor, the Administrative Agent and the Majority Lenders.

Section 4.    Representations and Warranties. Each Credit Party hereby represents and warrants that after giving effect hereto:

(a) the representations and warranties of such Credit Party contained in the Credit Documents are true and correct in all material respects on and as of the date hereof, other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain true and correct in all material respects as of such earlier date; and

(b) no Default or Event of Default has occurred and is continuing.

Section 5.    Reaffirmation of Guaranty. Each Guarantor hereby ratifies, confirms, and acknowledges that its obligations under the Guaranty are in full force and effect and that each Guarantor continues to unconditionally and irrevocably, jointly and severally, guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, of all of the Obligations, as such Obligations may have been amended by this Amendment. Each Guarantor hereby acknowledges that its execution and delivery of this Amendment does not indicate or establish an approval or consent requirement by the Guarantors in connection with the execution and delivery of amendments to the Credit Agreement or any of the other Credit Documents.

Section 6.    Effect of Amendment.

(a) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender, the Issuing Lender or the Administrative Agent under any of the Credit Documents, nor, except as expressly provided herein, constitute a waiver or amendment of any provision of any of the Credit Documents.

(b) Upon and after the execution of this Amendment by each of the parties hereto, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Credit Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified hereby.

(c) This Amendment is a Credit Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

(d) Except as specifically modified above, the Credit Agreement and the other Credit Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

Section 7.     Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Section 8.    Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Transmission by facsimile or other electronic means of an executed counterpart of this Amendment shall be deemed to constitute due and sufficient delivery of such counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

BORROWER:

PIONEER ENERGY SERVICES CORP.

By:	/s/ Wm. Stacy Locke

Name:	Wm. Stacy Locke

Title:	Chief Executive Officer

GUARANTORS:

PIONEER DRILLING SERVICES, LTD.
PIONEER GLOBAL HOLDINGS, INC.
PIONEER PRODUCTION SERVICES, INC.
PIONEER WIRELINE SERVICES HOLDINGS, INC.
PIONEER WIRELINE SERVICES, LLC
PIONEER WELL SERVICES, LLC
PIONEER FISHING & RENTAL SERVICES, LLC
PIONEER COILED TUBING SERVICES, LLC

Each By:	/s/ Lorne E. Phillips

Name:	Lorne E. Phillips

Title:	Chief Financial Officer

Signature Page to First Amendment to Amended and Restated Credit Agreement

Pioneer Energy Services Corp.

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, N.A., in its capacity as Administrative Agent, Issuing Lender, Swing Line Lender and a Lender

By:	/s/ Kristen Brockman

Name:	Kristen Brockman

Title:	Vice President

Signature Page to First Amendment to Amended and Restated Credit Agreement

Pioneer Energy Services Corp.

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Gary L. Mingle

Name:	Gary L. Mingle

Title:	Senior Vice President

Signature Page to First Amendment to Amended and Restated Credit Agreement

Pioneer Energy Services Corp.

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Jay T. Sartain

Name:	Jay T. Sartain

Title:	Authorized Signatory

Signature Page to First Amendment to Amended and Restated Credit Agreement

Pioneer Energy Services Corp.

CATERPILLAR FINANCIAL SERVICES CORPORATION, as a Lender

By:

Name:

Title:

Signature Page to First Amendment to Amended and Restated Credit Agreement

Pioneer Energy Services Corp.

WHITNEY BANK, as a Lender

By:

Name:

Title:

Signature Page to First Amendment to Amended and Restated Credit Agreement

Pioneer Energy Services Corp.

COMERICA BANK, as a Lender

By:	/s/ Evan Elsea

Name:	Evan Elsea

Title:	Officer

Signature Page to First Amendment to Amended and Restated Credit Agreement

Pioneer Energy Services Corp.